SCHEDULE 14A INFORMATION

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Andrew Corporation
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Andrew Corporation
December 29, 2003

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

MEETING DATE: TUESDAY, FEBRUARY 10, 2004

Andrew Corporation, 10500 West 153rd Street, Orland Park, Illinois U.S.A. 60462

    December 29, 2003

    Dear Fellow Stockholder:

              You are cordially invited to attend the Annual Meeting of Stockholders of Andrew Corporation at the Chicago Marriott Suites O'Hare Riverway Auditorium, 6133 North River Road, Rosemont, Illinois on Tuesday, February 10, 2004 at 10:00 a.m. You will find a map to the Riverway Auditorium on the back cover of this Proxy Statement.

              This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Andrew that you should be aware of when you vote your shares.

              The principal business of the Annual Meeting will be to elect directors, to approve an increase in the number of shares available for issuance under the Andrew Employee Stock Purchase Plan, and to ratify the appointment of our independent auditors. As in prior years, we plan to review the status of the company's business at the meeting and answer any questions you may have.

              It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. If you prefer, you may choose to vote by telephone or over the Internet. If you choose one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible.

              On behalf of the Board of Directors and management, I would like to express our appreciation for your continued interest in the affairs of Andrew Corporation.

                            Sincerely,

                            Floyd L. English
                            Chairman

  Notice of Annual Meeting of Stockholders

Tuesday, February 10, 2004
Chicago Marriott Suites O'Hare
Riverway Auditorium
6133 North River Road
Rosemont, Illinois 60018

  The purpose of our Annual Meeting is to:

  1.
  Elect eleven Directors for the ensuing year;

  2.
  Vote upon a proposal to increase the number of shares of common stock available for issuance under the Andrew Employee Stock Purchase Plan by 1,700,000; and

  3.
  Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2004.

  You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on December 12, 2003. Our Annual Report for the fiscal year ended September 30, 2003 is enclosed. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

  By Order of the Board of Directors,
   James F. Petelle
  Vice President and Secretary

  December 29, 2003

                Table of Contents

Questions and Answers	1
Election of Directors	3
Ownership of Andrew Common Stock	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
Meetings and Committees of the Board of Directors	8
Corporate Governance Policies and Practices	9
Director Compensation	10
Executive Compensation	11
Equity Compensation Plan Information	15
Report of the Compensation Committee of the Board of Directors	15
Amendment of the Andrew Employee Stock Purchase Plan	17
Report of the Audit Committee of the Board of Directors	19
Company Performance	20
Appointment of Independent Auditors	21
Audit Committee Charter	Exhibit A

                Annual Report on Form 10-K

                You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2003, including schedules, that we filed with the Securities and Exchange Commission. Please contact Lynn Nickless, Investor Relations, Andrew Corporation, 10500 West 153rd Street, Orland Park, Illinois 60462, or lynn.nickless@andrew.com by e-mail.

What am I voting on?

 The Andrew Board of Directors is soliciting your vote for:

•
the election of eleven Directors;

•
a proposal to amend the Andrew Employee Stock Purchase Plan to increase the number of authorized shares of common stock by 1,700,000 to 3,471,875; and

•
the ratification of the appointment of Ernst & Young LLP as our independent auditors.

Who is entitled to vote?

 Holders of our common stock at the close of business on December 12, 2003 (the record date) are entitled to vote. On that date, there were 158,364,350 shares of Andrew common stock outstanding and entitled to vote at the Annual Meeting. Holders of our convertible preferred stock are not entitled to vote.

How many votes do I have?

 Each share of Andrew common stock that you own entitles you to one vote.

How do I vote?

 All common stockholders may vote by mail. All stockholders who hold their shares in their own name and most stockholders who hold shares through a bank or broker also may vote by telephone or over the Internet. If one of these options is available to you, we strongly encourage you to use it because it is faster and less costly to Andrew. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided.

If you attend the Annual Meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on December 12, 2003, the record date for voting.

What if I return my proxy but do not mark it to show how I am voting?

 If you sign, date and return your proxy card, but do not indicate how you want to vote, you give authority to Floyd L. English and James F. Petelle to cast your vote on the items discussed in these proxy materials. In such a case, your proxy will be voted FOR each of the director nominees, FOR the amendment of the Employee Stock Purchase Plan and FOR the ratification of the appointment of Ernst & Young as our independent auditors.

What if other items come up at the Annual Meeting and I am not there to vote?

 When you return a signed and dated proxy card or provide your voting instructions by telephone or Internet, you give Dr. English and Mr. Petelle the discretionary authority to vote on your behalf on any other matter that is properly brought at the Annual Meeting.

Can I change my vote?

 You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•
notify the Andrew Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

•
submit another proxy with a later date;

•
vote by telephone or Internet after you have given your proxy; or

•
vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

 Your shares are likely registered in different names or are held in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Investor Services LLC, at (800) 357-1910. Combining accounts reduces excess printing and mailing costs, resulting in savings for the company and for you as a stockholder.

What constitutes a quorum?

 The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting either in person or by proxy constitutes a quorum. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Meeting.

Abstentions are counted as "shares present" at the Meeting for purposes of determining whether a quorum exists. In the election of directors, abstentions will have no effect on the outcome of the vote. In the votes on the amendment of the Andrew Employee Stock Purchase Plan and the ratification of the appointment of our independent auditors, abstentions will have the effect of votes "against" the proposals. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called "broker non-votes") are considered "shares present" for purposes of determining whether a quorum exists. However, broker non-votes are not considered to be shares entitled to vote and will not affect the outcome of any vote.

What vote is required to approve each proposal?

Election of Directors:    The eleven nominees who receive the most votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.

Amendment of Employee Stock Purchase Plan:    An affirmative vote by a majority of shares present in person or by proxy at the Meeting and entitled to vote is required to amend the Plan to increase the number of shares authorized under the Plan by 1,700,000 to 3,471,875.

Ratification of the Appointment of Independent Auditors:    Although we are not required to submit the appointment of our auditors to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of Ernst & Young as our independent auditors requires the affirmative vote of a majority of the shares present or represented by proxy at the Meeting and entitled to vote.

Who pays to prepare, mail and solicit the proxies?

 Andrew will pay all of the costs of preparing, mailing and soliciting these proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses.

In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone, or otherwise. We also have employed Morrow & Company, Inc. to solicit proxies on our behalf and will pay them approximately $6,500 for their services.

How do I submit a stockholder proposal for next year's Annual Meeting?

 You must submit a proposal to be included in our proxy statement for the next annual meeting (February 2005) in writing no later than August 31, 2004. Your proposal must comply with the proxy rules of the Securities and Exchange Commission (SEC).

If you do not want your proposal to be included in the proxy statement but want to raise it at the next annual meeting, then we must receive your proposal no later than November 12, 2004. If you submit a proposal after the November 12 deadline but we choose to consider it at the meeting, then the SEC rules permit the individuals named in the proxies for the meeting to exercise discretionary voting power on that proposal. Under our by-laws, your proposal must contain: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the number of shares of Andrew common stock that you beneficially own; and (4) a brief description of any interest you may have in the business you want to bring before the meeting. You should send your proposal to the Corporate Secretary at our address on the cover of this proxy statement.

How do I nominate a director for consideration at next year's Annual Meeting?

 Your nominations for directors of Andrew must meet all of the requirements for stockholder proposals discussed above. Our by-laws also require that for each individual you propose to nominate you give: (1) his or her name, age and home and business addresses; (2) his or her principal occupation or employment; (3) the number of shares of Andrew common stock that he or she beneficially owns; (4) any other information required by the proxy rules of the SEC; and (5) a description of all arrangements or understandings under which you are making the nomination. In addition, you must represent that you plan to appear in person or by proxy at the annual meeting to make the nomination.

        Election of Directors

                Stockholders will elect eleven directors at the Annual Meeting. Each director will serve until the next annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board. Floyd English, a director for 22 years, our CEO for 20 years and Chairman since 1994 is not seeking election due to his retirement from Andrew effective February 10, 2004.

                We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves.

        Nominees

John G. Bollinger, Ph.D.
Age: 68
 Director Since: 1984
 Business Experience: Dr. Bollinger is the Bascom Professor of Industrial Engineering, Emeritus and Emeritus Dean of the College of Engineering at the University of Wisconsin at Madison. Prior to attaining Emeritus status in 1999, Dr. Bollinger had been Dean of the College of Engineering since 1981.
Other Directorships: Berber Information Networks Corp., Cummins Allison Corp. and Bemis Company, Inc.

Philip Wm. Colburn
Age: 74
 Director Since: July 2003
 Business Experience: Mr. Colburn was formerly chairman of the board at Allen Telecom Inc. from December 1988 until its acquisition by Andrew in July 2003. He was also Chief Executive Officer of Allen from March 1988 to February 1991.
Other Directorships: Superior Industries International, Inc. and TransPro, Inc., as well as the Board of Visitors of UCLA Medical School.

Thomas A. Donahoe
Age: 68
 Director Since: 1998
 Business Experience: Mr. Donahoe retired in 1996 as Vice Chairman and Midwest Managing Partner of Price Waterhouse LLP, an international accounting, auditing, and consulting firm. He first joined Price Waterhouse in 1958 and became a partner of the firm in 1970.
Other Directorships: Nicor, Inc., Trustee of the Chicago Botanic Garden, Rush Medical Center, Kohl's Children's Museum, Executive Service Corps of Chicago, Hadley School for the Blind and The Presbyterian Homes.

Ralph E. Faison
Age: 45
 Director Since: 2002
 Business Experience: Mr. Faison, currently President and Chief Executive Officer, joined Andrew Corporation in June 2002 as President and Chief Operating Officer. He was formerly President and Chief Executive Officer of Celiant Corporation from June 2001 until its acquisition by Andrew in June 2002. Prior to joining Celiant, he was vice president of the New Ventures Group at Lucent Technologies from 1997 to 2001. Previously, he was vice president of advertising and brand management at Lucent. Prior to Lucent, he held various positions at AT&T, including vice president and general manager of AT&T's wireless business unit and manufacturing vice president for its consumer products unit in Bangkok, Thailand.
Other Directorships: NETGEAR, Inc., WatchMark Corporation, a privately held company; and the Executives Club of Chicago, as well as the Board of Advisors for New Venture Partners LLC, the general partner of New Venture Partners II LP. New Venture Partners II LP was an investor in Celiant and owned 5.3% of Andrew's outstanding stock on September 30, 2003 as a result of the acquisition of Celiant by Andrew.

Jere D. Fluno
Age: 62
 Director Since: 1996
 Business Experience: Mr. Fluno retired in 2000 as Vice Chairman of W.W. Grainger, Inc., the leading North American provider of maintenance, repair, and operating supplies and related information to businesses and institutions. Mr. Fluno was employed by Grainger for 32 years in numerous executive financial and management positions.
Other Directorships: Trustee of the Museum of Science and Industry, an emeritus member of the University of Wisconsin School of Business Dean's Advisory Board and a director of the University of Wisconsin Foundation, as well as the Juvenile Diabetes Research Foundation and other not-for-profit boards.

William O. Hunt
Age: 69
 Director Since: 1999
 Business Experience: Mr. Hunt was Chairman of the Board of Internet America, Inc., an internet service provider, from 1995 until 2003. He was Chairman of the Board of Intellicall, Inc., a public access telecommunications firm, from 1992 to 2001 and President and Chief Executive Officer from 1992 until 1998. He was Chairman of the Board, President and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications firm, from 1986 to 1992. Mr. Hunt also served as Chairman of the Board of Hogan Systems, Inc., a leading supplier of application software for the worldwide financial and banking industry, from 1990 to 1993 and as Vice Chairman from 1993 to 1996.
Other Directorships: Mobility Electronics, Inc. and Chairman of the Capital Campaign for the University of North Texas.

Charles R. Nicholas
Age: 57
 Director Since: 2000
Business Experience: Mr. Nicholas served as Chief Financial Officer of Andrew Corporation from 1986 through the end of fiscal 2003. He has been Vice Chairman of Andrew since September 2000, and will succeed Floyd English as Chairman effective February 11, 2004. He joined Andrew in 1980 as Treasurer, was named Vice President, Finance in 1982, Chief Financial Officer in 1986 and Executive Vice President, Administration and Finance and Chief Financial Officer in 1995.

Robert G. Paul
Age: 61
 Director Since: July 2003
 Business Experience: Mr. Paul has been the interim Group President, Base Station Subsystems for Andrew Corporation since July 2003. He previously was president and CEO of Allen Telecom Inc. from 1991 until its acquisition by Andrew in July 2003.
Other Directorships: Rogers Corporation.

Gerald A. Poch
Age: 56
 Director Since: 2002
 Business Experience: Mr. Poch has been a Managing Director and Co-Head of the Pequot Capital Management, Inc. venture and private equity funds since 1998. Funds managed by Pequot were investors in Celiant Corporation and owned 4% of Andrew outstanding stock on September 30, 2003 as a result of the acquisition of Celiant by Andrew. He was previously the Chairman, President and CEO of GE Capital Information Technology Solutions, a technology solutions provider, from 1996 to 1998. Prior to that, Mr. Poch was founder, Co-Chairman and Co-President of AmeriData Technologies, Inc., a value added reseller, systems integrator and consulting firm for computer hardware and software systems.
Other Directorships: BriteSmile, Inc., NETGEAR, Inc., and numerous private companies, including Ibiquity Digital Corporation, Navic Systems, Inc., NewRiver, Inc., RSoft Design Group, Inc., Telelogue, Inc. and WatchMark Corporation.

Glen O. Toney, Ph.D.
Age: 64
 Director Since: 1999
 Business Experience: Dr. Toney retired in 2002 as Group Vice President, Corporate Affairs of Applied Materials, Inc., the leading worldwide supplier of semiconductor wafer fabrication equipment. Prior to that date, he was Group Vice President and Vice President, Global Human Resources since 1985. He first joined Applied Materials, Inc. in 1979.
Other Directorships: Authenture Inc., Robert Noyce Foundation, Northern California Natural History Museum, California State University and Chico Alumni Association. Dr. Toney is also a member of the advisory board of the School of Engineering and Computer Science at California State University at Chico.

Dennis L. Whipple
Age: 59
 Director Since: 2001
 Business Experience: Mr. Whipple retired in 2000 as Chairman and Chief Executive Officer of Evercom Communications, Inc., a leading supplier of telecommunications solutions for the correctional industry. Before joining Evercom in 1998, Mr. Whipple was President of ALLTEL Communications, Inc., an information technology company that supplies wireline and wireless communications and information services. From 1991 to 1995, he was Chief Executive Officer of Contel Cellular, Inc. Prior to that, Mr. Whipple spent 19 years at GTE Corporation where he held a number of senior marketing and business development positions.
Other Directorships: Mankato State University – Foundation Board of Directors.

       The Board has determined that director nominees Bollinger, Donahoe, Fluno, Hunt, Poch, Toney and Whipple qualify as independent directors under Rule 4200 of the Nasdaq Stock Market.

Ownership of Andrew Common Stock

Directors and Executive Officers

       This table indicates how much Andrew common stock the nominees for director, the named executive officers and all executive officers and directors as a group beneficially owned as of September 30, 2003. As of the same date, none of these individuals owned any shares of our convertible preferred stock, except that Robert Paul, a director and our interim Group President, Base Station Subsystems, owned 600 shares, which represented less than 1% of the outstanding shares of preferred stock. The named executive officers include Ralph E. Faison, our chief executive officer, Floyd L. English, who served as our chief executive officer through February 2003, and the four other most highly compensated executive officers based on salary and bonus earned during the last fiscal year.

       Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

Directors and Named Executive Officers	Shares of Common Stock Owned	Options Exercisable Within 60 Days	Common Stock Equivalents in Director Fee Deferral Plan	Shares of Common Stock In Retirement Plans	Total	%
John G. Bollinger	7,344	129,939	-0-	-0-	137,283	*
Philip Wm. Colburn[1]	204,265	204,125	-0-	-0-	408,390	*
Paul R. Cox	8,921	41,250	-0-	3,504	53,675	*
John E. DeSana	17,575	174,875	-0-	20,575	213,025	*
Thomas A. Donahoe	9,000	24,187	15,679	-0-	48,866	*
Floyd L. English	98,207[3]	567,700	-0-	100,182	766,089	*
Ralph E. Faison	64,363	87,500	-0-	2,865	154,728	*
Jere D. Fluno	10,000	79,313	20,223	-0-	109,536	*
Robert J. Hudzik	28,210	184,500	-0-	1,584	214,294	*
William O. Hunt	15,000	14,400	11,306	-0-	40,706	*
Charles R. Nicholas	141,226	271,250	-0-	58,089	470,565	*
Robert G. Paul[1]	217,377	29,664	-0-	36,888	283,929	*
Gerald A. Poch	6,326,444[2]	-0-	7,937	-0-	6,334,381	4.0
Glen O. Toney	-0-	24,000	16,536	-0-	40,536	*
Dennis L. Whipple	-0-	2,400	2,252	-0-	4,652	*
Directors and Executive Officers as a Group (23 persons)	7,246,135	2,150,838	73,933	257,433	9,728,339	6.1

* Less than 1%.

1 Became a director on July 16, 2003.

2 This amount represents 4,254,303 shares held of record by Pequot Private Equity Fund III, L.P., 599,719 shares held of record by Pequot Offshore Private Equity Partners III, L.P., and 1,472,422 shares held of record by Pequot Endowment Fund, L.P. The Pequot entities are managed by Pequot Capital Management, Inc., which holds voting and dispositive power for all shares held by the Pequot entities. Pequot Capital Management, Inc. is located at 500 Nyala Farm Road, Westport, Connecticut 06880. Mr. Poch is a managing director of Pequot Capital Management, Inc. and may be deemed to beneficially own the 6,326,444 shares held by the Pequot entities. Mr. Poch disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

3 This number includes 68,620 shares directly owned by Dr. English, 16,980 shares owned by a charitable trust for which he shares voting control and 12,607 shares owned by his minor child.

Certain Stockholders

       This table shows, as of December 12, 2003, the stockholders that we know to be beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Ariel Capital Management, Inc. 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	14,059,920[1]	8.9%
New Venture Partners II LP 98 Floral Avenue Murray Hill, NJ 07974	8,368,755[2]	5.3%

1  Ariel Capital Management, Inc. has sole voting power with respect to 11,723,020 of the shares, shared voting power with respect to none of the shares and sole investment power with respect to all 14,059,920 of the shares. This information was provided in a Schedule 13G filed with the SEC on August 11, 2003.

2  New Venture Partners II LP has sole voting and investment power with respect to all of the shares. This information was provided in a Schedule 13G filed with the SEC on June 14, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of Andrew common stock with the SEC. We believe that all filing requirements were met during fiscal 2003 except that Marty R. Kittrell, due to a clerical error, filed a late Form 4 reporting the grant of stock options to him.

Meetings and Committees of the Board of Directors

       The Board of Directors met seven times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors has standing audit, compensation, and human resources/corporate governance committees. For additional information, including our Operating Principles for the Board of Directors and the current charter for each of our Board committees, please refer to our website at www.andrew.com. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. The following table shows the membership of the various committees:

Committee Membership

Name	Audit	Compensation	Human Resources/ Corporate Governance
John G. Bollinger	Member		Member
Philip Wm. Colburn			Member
Thomas A. Donahoe	Chairman
Floyd L. English
Ralph E. Faison
Jere D. Fluno	Member	Member
William G. Hunt		Chairman
Charles R. Nicholas
Robert G. Paul
Gerald A. Poch	Member	Member
Glen O. Toney		Member	Member
Dennis L. Whipple			Chairman

Audit Committee: The Audit Committee is comprised of four directors who meet the audit committee independence requirements of the SEC and Nasdaq. The committee assists the Board in fulfilling its oversight responsibilities relating to: our auditing, accounting and reporting practices; the adequacy of our systems of internal controls; and the quality and integrity of publicly reported financial disclosures. In this role, the committee appoints the independent auditors and reviews and approves the scope of the audit, the financial statements and the independent auditors' fees. The Board of Directors has determined that Thomas A. Donahoe, Jere D. Fluno and Gerald A. Poch each meet the SEC's definition of audit committee financial expert. Additional information on the committee and its activities is set forth in the "Report of the Audit Committee of the Board of Directors" and in the Audit Committee Charter, which is attached to this proxy statement as Exhibit A. The Audit Committee met four times during the fiscal year, and the Chairman met quarterly with management and the external auditors prior to the release of financial results.

Compensation Committee: The Compensation Committee is comprised of four directors who meet the independence requirements of Nasdaq. The committee establishes the compensation programs for officers and reviews the overall compensation and benefit programs. The committee also administers and selects participants for the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Compensation Committee met six times during the fiscal year.

Human Resources/Corporate Governance Committee: This committee reviews management development and succession planning, and identifies and recommends candidates for corporate officer positions. The committee also considers the size, structure and general composition of the

Board, and reviews and assesses the adequacy of the company's corporate governance practices. The Human Resources/Corporate Governance Committee met three times during the fiscal year.

Director Nominations: Our Board does not have a standing nominating committee. The independent directors are responsible for selecting director nominees and for establishing procedures for the submission of director candidates by stockholders. Stockholders who wish to submit nominees for director may do so in accordance with the requirements described under the caption "How do I nominate a director for consideration at next year's Annual Meeting?"

Corporate Governance Policies and Practices

       We maintain a corporate governance page on our website. This website includes, among other items, the Andrew Corporation Operating Principles for the Board of Directors, charters of each committee of the Board, the Andrew Code of Conduct and information regarding our Whistleblower Policy. The corporate governance information can be found at www.andrew.com.

       We are proud of the fact that many of our policies and practices relating to corporate governance were in place prior to the passage of the Sarbanes-Oxley Act in 2002 and subsequent regulatory changes. Key policies and practices include:

•
A majority of the members of the Board are independent directors, as defined by Nasdaq. Independent directors do not receive consulting, legal or other fees from Andrew other than Board and Committee compensation.

•
The independent directors of the Board meet regularly without the presence of management.

•
All of our employees, officers and directors are subject to Andrew's Code of Conduct. The Code meets the requirements of Nasdaq, as well as the code of ethics requirements of the SEC. Directors, officers and employees in sensitive positions are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the Code of Conduct.

•
Directors stand for reelection every year. Generally, independent directors may not stand for reelection after age 72.1

•
The Board's current policy is to separate the roles of Chairman of the Board and Chief Executive Officer.

•
The Audit and Compensation Committees consist entirely of independent directors.

•
At least annually, the Board reviews Andrew's business unit initiatives, capital projects and budget matters.

•
The Audit Committee reviews and approves all related-party transactions.

•
The Board has a process whereby the Board and its members are subject to periodic self-assessment.

•
Incentive compensation plans for executives link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For more information, see "Report of the Compensation Committee on Executive Compensation."

1 The Board has agreed to a one-year waiver of this limitation for Philip Wm. Colburn, who became a director on July 16, 2003 following the completion of our acquisition of Allen Telecom.

•
As part of our Whistleblower Policy, we have made a "whistleblower" hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•
Our Vice President and Chief Compliance Officer and Director of Internal Audit each report directly to the Audit Committee. The Vice President and Chief Compliance Officer also reports to the Human Resources/Corporate Governance Committee.

Director Compensation

       Directors who are Andrew employees receive no fees for their services as directors. Beginning January 1, 2003, the annual retainer for directors was increased from $20,800 to $25,000 and the meeting and chairman fees were each increased from $1,100 to $1,800. During fiscal year 2003, Messrs. Donahoe and Fluno each received additional payments for non-meeting services performed in their capacity as Audit Committee Chairmen. Director Philip Colburn will first begin receiving the annual retainer and meeting fees as of January 1, 2004.

       Non-employee directors can defer part or all of their director fees under a deferred compensation plan. In lieu of a cash payment, a director's account is credited with share units equal to the value of Andrew common stock at the end of the quarter in which the director elected to defer the fees. Upon leaving the Board, a director will receive the deferred amount in cash, based on the then current value of Andrew common stock. A director may elect to receive the cash payment in a lump sum or in five or fewer equal annual installments. Six of the eight individuals who served as non-employee directors during the last fiscal year deferred some or all of their director fees.

       Non-employee directors also participate in the Andrew Corporation Stock Option Plan for Non-Employee Directors. Under this plan, each eligible director is automatically granted an option to purchase 12,000 shares of Andrew common stock at the Board of Directors' meeting following the annual stockholders' meeting.

       Under guidelines adopted by the Board, each non-employee director is expected to own Andrew common stock having a value equal to at least three times annual cash compensation. A director has five years following election to the Board to reach that ownership level. A director who fails to attain or maintain this level of ownership will not be eligible for subsequent grants of stock options.

        Executive Compensation

                This table summarizes the before-tax compensation for Floyd L. English, the Chairman of Andrew and its Chief Executive Officer through February 11, 2003, Ralph E. Faison, President and Chief Executive Officer since February 11, 2003, and the four next highest compensated executive officers of Andrew. These individuals are sometimes referred to in this proxy statement as the "named executive" officers.

Summary Compensation

Long-Term Compensation
Annual Compensation					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus[3]	Other Annual Compensation[4]	Restricted Stock Awards	Securities Underlying Options	LTIP Payouts	All Other Compensation[5]
Floyd L. English Chairman and Former Chief Executive Officer[1]	2003 2002 2001	$580,000 570,000 540,000	$-0- -0- -0-	$17,989 21,439 25,177	-0- -0- -0-	150,000 180,000 140,000	$-0- -0- 269,244	$23,924 25,197 131,659
Ralph E. Faison President and Chief Executive Officer[1]	2003 2002 2001	$534,583 171,333 -0-	$-0- -0- -0-	$10,060 -0- -0-	-0- -0- -0-	150,000 200,000 -0-	$-0- -0- -0-	$66,919 -0- -0-
Charles R. Nicholas Vice Chairman and Former Chief Financial Officer[2]	2003 2002 2001	$400,000 378,263 336,050	$133,000 190,000 171,386	$5,885 5,389 11,071	$-0- -0- -0-	60,000 60,000 50,000	-0- -0- 111,703	$24,334 19,860 55,316
John E. DeSana Group President, Cable Products	2003 2002 2001	$327,583 313,500 300,000	$183,729 135,150 112,200	$4,405 4,817 3,652	-0- -0- -0-	40,000 45,000 55,000	$-0- -0- 99,720	$19,102 15,773 43,692
Paul R. Cox Group President, Antenna Products	2003 2002 2001	$267,583 234,483 206,362	$107,252 112,200 68,725	$3,465 2,251 25,030	-0- -0- -0-	30,000 30,000 15,000	$-0- -0- 15,092	$15,690 14,503 16,469
Robert J. Hudzik Vice President, Corporate Development	2003 2002 2001	$246,583 233,650 221,810	$105,613 120,870 186,259	$5,904 4,734 2,815	-0- -0- -0-	20,000 20,000 35,000	$-0- -0- 74,325	$15,189 22,601 35,041
[1]	Dr. English served as our Chief Executive Officer through February 11, 2003. Mr. Faison joined Andrew as President and Chief Operating Officer in June 2002 and became President and Chief Executive Officer effective February 11, 2003.
[2]	Mr. Nicholas served as our Chief Financial Officer through the end of fiscal year 2003.
[3]	Annual bonus amounts are earned and accrued during the fiscal year indicated, but paid after the end of each fiscal year.
[4]
Other annual compensation consists of the value of personal use of company cars, an annual holiday bonus (which is received by all employees) based on years of service, and in the case of Dr. English, Mr. Faison and Mr. Nicholas, includes tax-return preparation and financial planning services.
[5]
All other compensation for fiscal year 2003 represents a contribution of $8,200 by Andrew to the Andrew Profit Sharing Trust on behalf of each named executive officer and accruals for the Employee Retirement Benefit Restoration Plan on behalf of the named individuals, and in the case of Mr. Faison, includes payment of $44,884 in relocation expenses in 2003.

Option Grants in Last Fiscal Year

       This table gives information relating to option grants to the named executive officers in fiscal 2003. The exercise price of the options is based upon the fair market value of Andrew common stock on the date the option is granted. As the SEC requires, the calculation of potential realizable values is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. All options granted during the fiscal year vest at a rate of 25% per year beginning on the first anniversary of the grant date.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	5%	10%
Floyd L. English	150,000	8.98%	$9.36	Nov. 13, 2012	$882,968	$2,237,614
Ralph E. Faison	150,000	8.98%	9.36	Nov. 13, 2012	882,968	2,237,614
Charles R. Nicholas	60,000	3.59%	9.36	Nov. 13, 2012	353,187	895,046
John E. DeSana	40,000	2.39%	9.36	Nov. 13, 2012	235,458	596,697
Paul R. Cox	30,000	1.80%	9.36	Nov. 13, 2012	176,594	447,523
Robert J. Hudzik	20,000	1.20%	9.36	Nov. 13, 2012	117,729	298,349

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

       This table provides information regarding the exercise of options during fiscal 2003 by the named executive officers. The "value realized" is calculated using the difference between the option exercise price and the price of Andrew common stock on the date of exercise multiplied by the number of shares underlying the option. The "value of unexercised in-the-money options at fiscal year end" is calculated using the difference between the option exercise price and $12.08 (the price of Andrew common stock on September 30, 2003) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

			Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Floyd L. English	-0-	$ -0-	450,200	382,900	$-0-	$408,000
Ralph E. Faison	-0-	-0-	50,000	300,000	-0-	408,000
Charles R. Nicholas	-0-	-0-	228,750	141,250	-0-	163,200
John E. DeSana	-0-	-0-	139,875	110,000	-0-	108,800
Paul R. Cox	-0-	-0-	20,000	65,000	-0-	81,600
Robert J. Hudzik	-0-	-0-	163,250	66,250	-0-	54,400

        Long-Term Performance Cash Awards

                Under our long-term incentive plan, the Compensation Committee annually establishes performance goals for the ensuing three fiscal-year period that, if met, entitle eligible executive officers to cash awards. Under the programs established for the three fiscal years ending September 30, 2003 and the three fiscal years ending September 30, 2004, executive officers are eligible for target payouts ranging from 15% to 60% of their salary if the performance goals are met. Performance goals for the current program include level of sales during the third year and aggregate three-year earnings-per-share. Payments will be made if Andrew achieves either 75% of the earnings per share target or 75% of the revenue target. Maximum payouts are limited to two times the target bonus amounts.

                The following table illustrates a range of estimated payouts that could be made early in fiscal 2005 to the named executive officers under the program covering the three fiscal years ending September 30, 2004.

			Estimated Future Payouts under Long-Term Incentive Plan
Name	Targeted Award	Performance Period	Threshold	Target	Maximum
Floyd L. English	60% of 2004 Salary	Oct. 1, 2001 Sept. 30, 2004	$101,500	$270,670	$541,340
Ralph E. Faison	60% of 2004 Salary	Oct. 1, 2001 Sept. 30, 2004	$110,800	$295,450	$590,900
Charles R. Nicholas	40% of 2004 Salary	Oct. 1, 2001 Sept. 30, 2004	$45,000	$120,000	$240,000
John E. DeSana	40% of 2004 Salary	Oct. 1, 2001 Sept. 30, 2004	$51,405	$137,080	$274,160
Paul R. Cox	40% of 2004 Salary	Oct. 1, 2001 Sept. 30, 2004	$45,045	$120,120	$240,240
Robert J. Hudzik	40% of 2004 Salary	Oct. 1, 2001 Sept. 30, 2004	$37,275	$99,400	$198,800

        Executive Severance Benefit Plan

                Key executives of Andrew selected by the Compensation Committee receive benefits under the Executive Severance Benefit Plan in the event of termination of employment following a change in control as defined in the Plan.

                Andrew must pay benefits to a Plan participant if, within four years after a change in control, his or her employment is terminated for any reason other than death, disability, retirement or cause. Andrew must also pay benefits if, within the four-year period, a participant resigns because his or her compensation or duties are significantly reduced, because he or she must relocate or because Andrew breaches its obligations under the Plan. Andrew is obligated to pay each affected participant an amount equal to the sum of: (1) 36 months of salary, bonus and Andrew profit sharing and matching contributions, (2) the aggregate spread between the option price and fair market value of Andrew common stock on the severance date for all of the participant's outstanding stock options and (3) up to 36 months of medical, life and similar insurance benefits. These benefits are reduced proportionately if any such termination occurs more than one year, but within four years, after the change in control.

                If a participant voluntarily terminates employment within two years after a change in control for reasons other than those stated above, Andrew must pay the participant one-half of the above-described benefits. The Plan also provides for a reduction in the benefits Andrew must pay if a benefit is considered an "excess parachute payment" under the Internal Revenue Code.

                If there had been a change in control and termination of employment of the named executive officers, Andrew would have been required to pay them the following amounts on September 30, 2003: Floyd L. English, $1,797,000; Ralph E. Faison, $1,587,000; Charles R. Nicholas, $1,732,000; John E. DeSana, $1,368,000; Paul R. Cox, $1,004,000; and Robert J. Hudzik, $1,161,000.

Employee Retirement Benefit Restoration Plan

       The Andrew Employee Retirement Benefit Restoration Plan provides additional retirement benefits to certain senior executives selected by the Compensation Committee. Because of limitations imposed by the Internal Revenue Service, these executives' benefits from the Andrew Profit Sharing Trust are reduced. Therefore, executives participating in the Restoration Plan receive benefits that compensate them for the decreased benefits under the Profit Sharing Trust.

       A participant is not eligible to receive benefits under the Restoration Plan until the earlier of turning 65 or his or her termination of employment with Andrew by reason of death, disability, retirement or change in control. Generally, the participant can elect to receive benefit payments under the Restoration Plan in a lump sum or in installments over 15 years. Upon a change in control, however, the participant will receive benefit payments in a lump sum.

       If there had been a change in control, Andrew would have been required to pay the named executive officers the following amounts as of September 30, 2003: Floyd L. English, $363,577; Ralph E. Faison, $13,720; Charles R. Nicholas, $185,410; John E. DeSana, $82,786; Paul R. Cox, $18,747; and Robert J. Hudzik, $93,200.

Other Arrangements

       At its November 14, 2002 meeting, the Board of Directors confirmed the election of Ralph Faison to the additional position of Chief Executive Officer, effective following last year's Annual Meeting of Stockholders. The Board of Directors also confirmed that Floyd L. English would continue as Chairman through this Annual Meeting of Stockholders, at which time he will retire. In connection with this transition, at its meeting on November 13, 2002, the Compensation Committee agreed that Dr. English would be entitled to the following: for the fiscal year ending September 30, 2003, Dr. English would receive a base salary of $580,000, would be eligible to receive an annual bonus as determined by the Committee, and would participate in the long-term performance cash award program covering the three fiscal years ending September 30, 2005 and all other compensatory plans of Andrew. For the period from October 1, 2003 until his retirement after this Annual Meeting of Stockholders, Dr. English would receive only his base salary and any payout under the long-term performance cash award program. Thereafter, he would be entitled to receive a consulting fee of $300,000 for each of the years ending December 31, 2004, 2005 and 2006. In lieu of ongoing medical insurance coverage for Dr. English and his spouse, he will receive a one-time payment of $75,000 in 2004.

       The Compensation Committee has agreed that Charles R. Nicholas is entitled to a salary of $300,000 per year as non-executive Chairman of the Board, a position that Mr. Nicholas will assume on the date of the Annual Meeting, February 10, 2004. In addition, the Committee has determined that Mr. Nicholas will receive a consulting fee of $250,000 per year for a two year period commencing upon his retirement as Chairman.

        Equity Compensation Plan Information Table

                The following table provides information as of September 30, 2003 regarding the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under Andrew Corporation's equity compensation plans. Stockholder approved plans include the following: the 1988 Management Incentive Program; the 2000 Management Incentive Program; the 1988 Stock Option Plan for Non-Employee Directors; the 1998 Stock Option Plan for Non-Employee Directors; and the 1998 Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	6,387,644[1]	$19.89	4,893,319[2]
Equity compensation plans not approved by security holders	None	None	None
Total	6,387,644	$19.89	4,893,319
[1]	Excludes 430,743 shares subject to options outstanding pursuant to the Allen Telecom Inc. Amended and Restated 1992 Stock Plan and the Allen Telecom Inc. Amended and Restated 1994 Non-Employee Directors Stock Plan, which we assumed in connection with our 2003 acquisition of Allen Telecom Inc. These options have a weighted average exercise price of $10.78 per share.
[2]
Includes 264,231 shares available under the Employee Stock Purchase Plan before giving effect to the amendment that is being submitted for stockholder approval at the Annual Meeting. If stockholders approve the amendment to the plan, the number of shares available for issuance will be increased by 1,700,000 shares.

        Report of the Compensation Committee of the Board of Directors

                The Compensation Committee establishes Andrew Corporation's general compensation policies as well as specific compensation plans, performance goals and compensation levels for executive officers. The Committee selects participants for and administers the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Committee is composed of four directors who meet the independence requirements of Nasdaq.

        Compensation Philosophy

                The Committee's principal objective is to align executive compensation with stockholder value. To achieve that objective, executive compensation has various components. One component is base salary, which in the past has been set below the median for similar positions at comparable companies. Other cash components have been annual bonus and long-term performance cash awards, which are linked to aggressive performance factors that relate to stockholder value, such as earnings per share and sales. Stock options further align long-term executive performance with stockholder value. The Committee recently retained a new compensation consultant, and has requested a comprehensive review of compensation policies. Although the review is still in process, one early result of this process is that a new long-term performance cash program will not be put in place for fiscal years 2004, 2005 and 2006. In lieu of the long-term performance cash award for those years, a grant of deferred stock units will be made to senior executives.

Base Salary

       The Committee established Mr. Faison's salary by comparison to the salaries of chief executive officers of comparable companies. An outside consultant compiled salary data for a group of technology companies that are similar to Andrew. Some of these companies are included in the S&P Communications Equipment Index used in the Performance Graph. The salary information provided by the consultant indicated that Mr. Faison's salary was substantially below the median salary for CEO's of comparable companies. The Committee therefore provided for a 17.8% increase in Mr. Faison's base salary for fiscal 2004, retaining flexibility to make additional parity adjustments in future years.

       As described above under "Other Arrangements," the Committee agreed on certain compensatory terms for Dr. English through the end of fiscal year 2005.

       The Committee also used salary survey data compiled by its consultant to determine the salaries for other executive officers. As with Mr. Faison, the Committee considers salary data for similar positions at comparable companies. The Committee also considers other factors, such as relative company performance, the officer's past performance and his or her potential.

Annual Bonus

       The Committee determines the CEO's annual cash bonus based on the company's growth in earnings per share during the past fiscal year. Each year, the Committee sets a minimum earnings per share target. The bonus is calculated using a formula based on the amount that earnings per share for the year exceeds the target. For fiscal 2003, the company earned $.08 per share, which was below the target. Accordingly, neither Dr. English nor Mr. Faison received a bonus for fiscal 2003.

       Cash bonuses for other executive officers are based on three factors: (1) earnings per share growth, using the same formula as for the CEO; (2) operating results of the businesses or business functions that report to the executive; and (3) achievement of specified, measurable objectives that relate to the executive's area of responsibility.

Long-Term Performance Cash Award

       The long-term performance cash award programs for senior executives are based on objective measurements at a corporate level, which emphasize the company's long-term results. Each program covers three fiscal years. The Committee establishes minimum, target and maximum performance goals, which recently included earnings per share growth over the three years and the level of sales for the third year of the program. The most recent long-term performance cash award program covered fiscal years 2001 through 2003. Under this program, 50% of the target bonus was based on earnings per share growth during the period and 50% was based on revenue growth during the period. For the period covered by this program, minimum targets were not met, and therefore no payouts were made. As noted above, the Committee currently intends to phase out the long-term performance cash award over the next three years, and replace it with grants of deferred stock units. However, the Committee continues to review the long-term incentive program, and hopes to finalize its approach during fiscal year 2004.

Options and Deferred Stock Units

       The Committee believes that stock options are an essential element of executive compensation because they focus management's attention on stockholder interests. Through periodic grants of stock options, the Committee intends to encourage executive officers and other key employees to increase stockholder value. Option grants are made at fair market value of Andrew common stock on the grant date. The stock option plan prohibits the repricing of options. At its meeting on December 4, 2003, the Committee granted Mr. Faison options on 200,000 shares of Andrew common stock. The Committee also granted options to the other most highly compensated officers as follows: Mr. DeSana, 40,000 shares; Mr. Cox, 35,000 shares; and Mr. Hudzik, 30,000 shares.

       Also at the December 4, 2003 meeting, the Committee awarded the following deferred stock units: Mr. Faison, 58,400 shares; Mr. Nicholas, 9,000 shares; Mr. DeSana, 21,000 shares; Mr. Cox, 18,400 shares; and Mr. Hudzik, 11,400 shares. These deferred stock units represent shares of common stock that are issuable to the grantee in three years, provided that the grantee has not left Andrew's employment for a reason other than death, disability or retirement. The grantee may defer issuance of the stock for any period of time up to his or her retirement. At the December meeting, the Committee vested all outstanding options with an exercise price of $15.00 per share or more, including options held by the named executives officers as follows: Mr. Faison, 150,000 shares; Dr. English, 152,900 shares; Mr. Nicholas, 53,750 shares; Mr. DeSana, 45,000 shares; Mr. Cox, 21,250 shares; and Mr. Hudzik, 30,000 shares.

Stock Ownership Guidelines

       The Company, for a number of years, has required its corporate officers to own Andrew common stock with a value equal to a multiple of the officer's salary level. During fiscal 2003, the Compensation Committee suspended these guidelines while the Committee's compensation consultant completes the comprehensive review of compensation. The Committee expects to issue new guidelines during fiscal 2004.

Deductibility of Executive Compensation

       Internal Revenue Code Section 162(m) limits the deductibility by Andrew of compensation in excess of $1,000,000 paid to the chief executive officer and each of the other four most highly compensated executive officers. Certain "performance based compensation" is not included in compensation counted for purposes of the limit. The policy of the Committee is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation that may not, in a specific case, be fully deductible by Andrew.

Compensation Committee William O. Hunt, Chairman Jere D. Fluno Gerald A. Poch Glen O. Toney

Amendment of the Andrew
Employee Stock Purchase Plan

       The Board of Directors has approved an amendment to the Andrew Employee Stock Purchase Plan to increase by 1,700,000 the number of shares of common stock authorized for issuance under the plan to 3,471,875. Of the l,771,875 originally authorized for issuance at the 1994 Annual Stockholders Meeting, 1,507,644 have been issued, leaving 264,231 currently available under the Plan. The Board believes that without stockholder approval there will be insufficient shares reserved for future use under the Plan. The following summary describes the material features of the Plan.

General Provisions of the Employee Stock Purchase Plan

       The Plan was originally adopted by the Board of Directors in November 1993 and approved by our stockholders in February 1994. The Plan provides eligible employees the opportunity to acquire an ownership interest in Andrew through the purchase of shares of its common stock. The plan is open to any employee who on the offering date has been employed for 1,000 hours or more, whose customary employment is in excess of 20 hours per week, and who is employed for more than five months in the calendar year. Eligible employees may purchase common shares in an amount equal to 5% of the employee's compensation received during the previous calendar year. No employee may purchase common stock having a fair market value greater than $25,000 in any calendar year.

       The purchase price of the common stock is fixed at the lesser of: (i) 85% of the fair market value on the offering date; or (ii) 85% of the fair market value on the date of purchase. An employee may purchase the shares of common stock through payroll deductions or a lump sum payment.

Shares Available for the Plan

       At the beginning of fiscal year 2003, there were 655,079 shares of common stock available for issuance under the Plan. There were 390,848 shares issued under the Plan during fiscal 2003, so that currently 264,231 shares remain available for purchase under the Plan. The Board proposes to amend the Plan by authorizing an additional 1,700,000 shares for issuance under the Plan. When added to the 1,771,875 originally authorized, the total number of shares authorized for issuance under the Plan will be 3,471,875. We believe that the opportunity to purchase an equity interest in Andrew is an essential tool in attracting, retaining and motivating employees whose skill, experience and efforts are important to Andrew's continued success. In order to ensure that there are adequate shares to support future purchases under the plan, the Board believes that we must increase the number of shares available under the plan.

Plan Administration

       The plan is administered by the Compensation Committee of the Board of Directors. Subject to the specific provisions of the plan, the Compensation Committee determines participant eligibility, and the timing, type, amount and terms of the stock purchase offering. The Compensation Committee also interprets the plan, establishes rules and regulations under the plan and makes all other determinations necessary or advisable for the plan's administration.

Transferability

       Except in case of death or financial hardship, common shares purchased under the plan cannot be sold or transferred for one year from the date of purchase. Employees may not sell, pledge, assign, hypothecate or transfer their rights or interests under the plan other than by will or under the laws of descent and distribution. Within three months after termination of employment, an employee is permitted to purchase all or any part of the common shares for which he or she had previously subscribed.

Tax Consequences

       Employees do not recognize taxable income on either the offering date or purchase date under the plan. If the shares acquired under the plan are sold or otherwise disposed of at least two years after the offering date and one year after the purchase date, then the employee will recognize ordinary taxable income equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price or (ii) the excess of the fair market value of the shares on the offering date over an amount equal to what the purchase price would have been if it had been exercised on the offering date. Any further gain on disposition will be treated as a long-term capital gain and any loss will be treated as a capital loss.

       If the shares are sold or disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income. This excess will constitute ordinary income even if no gain is realized on the sale or disposition. The balance of any gain will be treated as a short-term capital gain if the shares have been held less than 12 months and a long-term capital gain if the shares were held at least 12 months prior to the disposition.

       We do not have any federal income tax consequences at the offering date or purchase date of the shares. If, however, an employee disposes of stock acquired under the plan before the expiration of the holding periods described above, generally we will be entitled to a tax deduction in the year of disposition equal to the amount of ordinary income recognized by the employee.

Plan Amendment and Termination

       The Board may terminate the plan at any time, provided that no such termination prejudices or diminishes the accrued rights of any participant. Shareholder approval is required to amend the Plan if the amendment increases the number of shares available under the plan, changes the class of employees eligible to participate, permits payroll deductions in excess of 10% of an employee's compensation, lowers the purchase price of the common stock below 85% of the fair market value on the offering date or purchase date, or withdraws the administration of the plan from the Compensation Committee.

The Board of Directors unanimously recommends a vote FOR
the amendment of the Andrew Employee Stock Purchase Plan.

Report of the Audit Committee of the Board of Directors

       The Audit Committee is composed of four independent directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Committee operates under a written charter adopted by the Board of Directors. The charter is available on our website, www.andrew.com and is attached as Exhibit A to this proxy statement.

       Management is responsible for the internal controls and financial reporting process of Andrew. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the company's stockholders and Board of Directors on the results of this audit. The Committee's responsibility is to monitor and oversee these processes.

       At each of its four meetings during fiscal year 2003, the Committee met and held discussions with management and Ernst & Young, independent auditors for Andrew. These meetings included sessions at which management was not present. The Committee discussed with Ernst & Young the results of its examination of the consolidated financial statements, its evaluation of Andrew's internal controls, and its assessment of the overall quality of the company's financial controls. Management represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee also discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

       Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Ernst & Young that firm's independence. The Committee determined that non-audit services provided by Ernst & Young during the 2003 fiscal year are compatible with maintaining their independence.

       Based on the Committee's discussion with management and Ernst & Young, the Committee's review of the representations of management, and the report of Ernst & Young to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended September 30, 2003. The Committee also has recommended for stockholder approval the retention of Ernst & Young as independent auditors for fiscal year 2004.

Audit Committee Thomas A. Donahoe, Chairman John G. Bollinger Jere D. Fluno Gerald A. Poch

Company Performance

       This graph shows a five-year comparison of cumulative total returns for Andrew, the Standard & Poor's (S&P) 500 Composite Index and the S&P Communications Equipment Index. The graph assumes an investment of $100 on September 30, 1998 and the reinvestment of dividends.

	Cumulative Total Return
	9/98	9/99	9/00	9/01	9/02	9/03
Andrew Corporation	$100	131.13	197.65	137.21	49.43	91.17
S&P 500	$100	127.81	144.78	106.24	84.48	105.09
S&P Communications Equipment	$100	216.05	241.56	48.80	21.17	34.33

Appointment of Independent Auditors

       The Audit Committee has appointed Ernst & Young LLP to serve as Andrew's independent auditors for the fiscal year ending September 30, 2004. Ernst & Young has been employed to perform this function for Andrew since 1970.

Audit Fees

       These fees related to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2003 and 2002 and (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and 2001, March 31, 2003 and 2002 and June 30, 2003 and 2002.

Audit-Related Fees

       These fees relate to work performed by Ernst & Young with respect to consulting on actions required by the Sarbanes-Oxley Act of 2002, audits of our benefit plans, acquisition-related due diligence assistance and other technical accounting assistance.

Tax Fees

       These fees include work performed by Ernst & Young with respect to tax compliance, tax service for employees on international assignments and other tax consulting, including assistance with our foreign sales corporation.

All Other Fees

       The aggregate fees for all other services rendered by Ernst & Young for fiscal years 2003 and 2002 were approximately $15,700 and $24,500.

       The following table shows further detail regarding fees billed to the Company by Ernst & Young during fiscal years 2003 and 2002:

	2003	2002
Audit Fees
Audits and statutory audits	880,600	725,900
Audit of Allen Telecom	498,100	—
Restructuring related audit	62,000	—
SEC registration statements	107,200	—
Convertible debt offering	45,200	—
Total Audit Fees	1,593,100	725,900
Audit-Related Fees
Employee benefit plan audits	42,400	34,200
Sarbanes-Oxley consulting	10,800	—
Acquisition support	20,800	—
Due diligence	123,800	363,200
Other acounting assistance	—	41,700
Total Audit Related Fees	197,800	439,100
Tax Fees
Tax compliance	175,900	75,800
Expatriate tax service	99,300	85,000
Other tax consulting	458,900	235,200
Total Tax Fees	734,100	396,000
All Other Fees	15,700	24,500
Total Fees	2,540,700	1,585,500

Audit Committee Pre-Approval Policies

        The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting, acquisition and tax-related areas. The Committee also annually pre-approves the budget for annual GAAP, statutory and benefit-plan audits, as well as for tax compliance and individual tax services for employees on international assignments.

        Andrew's management provides quarterly updates to the Committee regarding actual year-to-date expenditures for non-audit services. The Committee regularly determines whether specific projects or expenditures could potentially affect Ernst & Young's independence.

        Although we are not required to do so, we believe that it is appropriate to request that stockholders ratify the appointment of Ernst & Young. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and reconsider the appointment. Representatives of Ernst & Young will be at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee unanimously recommends a vote FOR
ratification of the appointment of Ernst & Young LLP.

Exhibit A

Charter of the Audit Committee of the Board of Directors

I.      PURPOSE

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to: the auditing, accounting, and reporting practices of the company; the adequacy of the company's systems of internal controls; and the quality and integrity of publicly reported financial disclosures. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the company's financial reporting process and internal control system.
  •
  Review and appraise the activities of the internal and external auditors.
  •
  Provide an open avenue of communication among the external and internal auditors, financial and senior management, and the Board of Directors.

  The Committee is responsible for producing the "Report of the Audit Committee' required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement and overseeing the activities of the external auditors. The external auditors are ultimately accountable to the Audit Committee and Board of Directors as representatives of the stockholders. The internal auditors and external auditors report directly to the Committee. The Chief Compliance Officer reports to this Committee and to the Human Resources/Corporate Governance Committee.

  The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.     ORGANIZATION

  1.
  The Audit Committee shall be comprised solely of at least three independent directors elected annually in February by the Board. Members of the Audit Committee will be considered independent if they meet the criteria for independence required by NASDAQ and section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Each member of the Committee shall be able to read and understand financial statements. At least one member of the Committee shall be a financial expert as defined by the SEC. Committee members may be replaced at the discretion of the Board.

  2.
  The Committee has the sole authority to retain independent counsel and other advisors at the expense of the Company and to approve fees and other retention terms of such advisors.

  3.
  The Committee may form and delegate authority to subcommittees when appropriate.

III.    MEETINGS

  The Committee will meet at least four times annually, or more frequently as circumstances dictate in addition to the conference calls to discuss the financial statements prior to release of earnings where the Chairman or his designee may represent the entire Committee. The Committee Chairman reviews and approves the proposed agenda in advance of each meeting. The Committee will meet separately with the Chief Compliance Officer, the internal auditors, and the external auditors in executive sessions at least four times annually to discuss any matters that the Committee or each of these groups believes should be discussed privately. The Committee will also meet in executive session at each meeting.

IV.    RESPONSIBILITIES AND DUTIES

  In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible in order to react to changing conditions and to ensure the effective oversight of the company's reporting process and internal control system.

Specific responsibilities and duties of the Committee:

Documents/Reports Review

1.
Obtain the full Board of Director's approval of this Charter and evaluate it at least annually or as conditions dictate.

2.
Review the organization's annual financial statements and any reports or other publicly disclosed financial information as the Committee deems necessary.

3.
Review the quarterly financial results with Financial Management and the external auditors prior to the release of earnings. The Chairman of the Committee or his designee may represent the entire Committee for purposes of this review.

4.
Review reports and written communications from the external auditor on:

•
All critical accounting policies and practices used.
•
All alternative treatments of financial information within Generally Accepted Accounting Principles (GAAP) that have been discussed with management, ramifications of the use of such treatments, and the treatments preferred by the external auditor.
•
Other material written communication between the external auditor and management such as any management letter or schedule of unadjusted differences.

5.
Review disclosures made to the Committee by the company's CEO and CFO during their certification process for the Form 10-K and 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls and any fraud involving management or other employees who have a significant role in the company's internal controls.

External Auditors

1.
Select, approve compensation for, and replace (if appropriate) the external auditors. The Committee may request stockholder ratification of the auditors' appointment annually.

2.
Evaluate the independence and effectiveness of the external auditors. Ensure receipt from the external auditors of a formal written statement delineating all relationships between the auditor and the company. Ensure compliance with partner rotation requirements.

3.
Review and approve in advance the non-audit services to be performed by the external auditors. Company management and the independent auditor will each confirm to the Committee that each proposed non-audit service is permissible under applicable legal requirements. The Committee will continue periodic review of specific projects and approval of actual expenditures to determine if these services could potentially affect independence.

4.
Annually review and approve the external auditors' plan and scope of activities including any areas to which the Committee, management, the internal auditors, or the external auditors believe special attention should be directed.

Internal Auditors

1.
Review and evaluate the internal audit function including the independence and authority of its reporting obligations, its charter, budget and staffing, the proposed audit plans for the coming year, and coordination with the external auditors.

2.
Review summaries of findings from completed internal audits and management's responses.

3.
Review internal audit's assessment of the adequacy of the company's internal controls including computerized information systems controls and security.

Financial Reporting Processes

1.
Review, in consultation with the external auditors, the results of the annual audit giving specific attention to the following:

•
Unusual, improper, or illegal transactions;
•
Material weaknesses in the internal control environment;
•
The external auditors judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting;
•
Changes in accounting, legal, or other regulatory requirements which will or could have a significant impact on the company;
•
All proposed adjustments of the external auditors not recorded by the company;
•
Any significant differences in the interpretation of GAAP between the company and the external auditors as well as any areas where alternative applications of GAAP could have a material effect on the financial statements;
•
Any significant business or financial risks facing the company;
•
Any significant difficulties encountered during the course of the audit including any restrictions on the scope of work or access to required information.

Ethical and Legal Compliance

1.
Review and assess management's monitoring of the company's compliance with the Code of Conduct. Review the results of the annual Business Ethics and Conflict of Interest Survey with management and the disposition of all instances of noncompliance.

2.
Review with the company's counsel any legal matter that could have a significant impact on the company's financial statements.

3.
Establish a process for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and for the confidential anonymous submission by employees of information regarding questionable accounting or auditing matters.

General

1.
Make regular reports to the Board.

2.
Review policies and procedures with respect to officers' expense accounts including their use of company assets and consider the results of any review of these areas by the internal or external auditors.

3.
Review and approve all "related party transactions". "Related party transactions" are defined as any transaction, or series of similar transactions, between the Company (or any subsidiary) and (1) any director or corporate officer; (2) any nominee for director; (3) any person or entity known to hold more than 5% of Andrew stock; or (4) any immediate family member of any of the foregoing persons.

4.
Annually conduct a self-assessment of the Committee's performance.

5.
Perform any other activities consistent with this Charter, the Company's by-laws, and governing law as the Committee or the Board deems necessary or appropriate.

Chicago Marriott Suites O'Hare

Riverway Auditorium

6155 North River Road

Rosemont, Illinois 60018

(847) 696-4400

90
NORTHWEST
TOLLWAY
RIVER RD.
HIGGINS RD.
CHICAGO
O'HARE
INT'L.
AIRPORT
KENNEDY
EXPWY.
90
RD.
190
MANHEIM
CHICAGO
MARRIOTT
SUITES
O'HARE
TRI-STATE TOLLWAY
CUMBERLAND AVE.
N
294

Directions To Chicago Marriott Suites O'Hare Riverway Auditorium

From O'Hare International Airport:
Take I-90 East to River Road North Exit. Proceed north on River Road. Hotel is on the right, just south of Higgins Road.

From north (heading south) on 294:
Take 90E and exit Cumberland North. Turn right on Cumberland for one block to Higgins Road. Turn left on Higgins for 3 stoplights to Des Plaines River Road. Turn left on Des Plaines River Road. We are on the left-hand side.

From south (heading north) on 294:
Exit 190W and exit River Road. After the tollbooth, stay in the left-hand lanes to exit River Road. We are on the right, one block.

From west (heading east) on 90:
Take 90E to Cumberland North exit. Turn right on Cumberland, one block to Higgins. Turn left on Higgins for 3 stop lights to Des Plaines River Road. Turn left on Des Plaines River Road. We are on the left hand side.

From east/downtown (heading west) on 90:
Take 90W to 190W (O'Hare Airport). Exit River Road. Turn left at end of exit. We are 2 blocks on right.

From 88:
Take 294 North.

From 55:
Take 294 North

From Indiana:
Take 90/94 to 294 North

From Wisconsin—94:
Take 94 to 294 South

Inside the Hotel
On lobby level, follow red carpet outside Allie's American Grille into adjacent office complex. Take a left (past Carlucci's) and continue down the hallway past the Riverway Florist, Nicky D's Salon, Fifth Third Bank, Incidentals gift shop and Sir Speedy copy store. The Riverway Auditorium will be directly across from Wall Street Deli.

Parking Directions
Enter in the South Entrance off River Rd. Follow the signs to the Auditorium. The parking garage is on your right. Tell the attendant that you will be attending a meeting in the Riverway Auditorium. The Auditorium itself will be located directly across the street.

ANDREW®

Bulletin 10978 (12/03) ©2003 Andrew Corporation, Orland Park, Illinois U.S.A. • Printed in U.S.A.

Exhibit B

AMENDED AND RESTATED ANDREW EMPLOYEE STOCK PURCHASE PLAN

1.     Purpose

        The Amended and Restated Andrew Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of Andrew Corporation and its subsidiaries (the "Company") with an opportunity to acquire a proprietary interest in the Company through the purchase of the Company's Common Stock (the "Common Stock"). Among other considerations, it is the intention of the Company to have the Plan qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

2.     Definitions

        The following definitions are applicable to this Plan.

        "Compensation" means the salary, wages, overtime, bonuses and commissions paid by the Company.

        "Company" means Andrew Corporation and any of its divisions and subsidiaries, excluding those organized and/or incorporated under the laws of the Federal Republic of Brazil or any state thereof. A "division" is any business activity for which there are maintained separate books and records of account and for which the Board of Directors of Andrew Corporation deems such activity as a separate intra-corporate entity. As used herein, the term "subsidiary" has the meaning assigned to it in Code Section 424(f).

        "Committee" means the Committee appointed by the Board of Directors of Andrew Corporation referred to in Section 13.

        "Participant" means any employee of the Company who is eligible and elects to participate pursuant to the provisions of Section 5.

3.     Eligibility

        All employees of the Company shall be eligible to participate in the Plan, except that at each Offering Date and during the period between the Offering Date and the Price Date:

          (a)   An employee shall not be eligible to participate in the Plan who owns, or would own upon the exercise of any option extended hereunder, whether qualified or non-qualified, shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation;

          (b)   A Director of the Company who is not an employee shall not be eligible to participate in the Plan; and

          (c)   An employee shall not be eligible to participate in the Plan:

            (i)    Who has been employed less than 1,000 hours; or

            (ii)   Whose customary employment is 20 hours or less per week; or

            (iii)  Whose customary employment is for not more than five months in any calendar year.

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4.     Stock Subject to Plan

        The maximum number of shares of Common Stock which may be sold under the Plan is 1,096,970. Such shares of Common Stock may be either authorized and unissued shares or issued shares heretofore or hereafter acquired and held as Treasury shares, as the Committee may from time to time determine. In the event that there is an increase or decrease in the number of issued shares of Common Stock by reason of any cause such as a stock split, reorganization, recapitalization, combination or exchange of stock, merger, consolidation, or any other change in the corporate structure without receipt or payment of consideration by the Company, the number of shares of Common Stock then remaining for issue under the Plan shall, in each such event, be adjusted by the Committee in proportion to the change in issued Common Stock resulting from such cause.

5.     Offering Date

        From time to time, but not more frequently than once during any fiscal Year, the Committee may fix a date (hereinafter called' an "Offering Date") on which the Company will make an offer (hereinafter called an "Offering") to all employees then eligible to participate, of options to purchase Common Stock. In order to participate in any Offering, an eligible employee must complete and file with the Committee a Subscription Agreement and any other papers prescribed by the Committee within the time frame specified by the Committee following such Offering Date (the "Subscription Date" as defined below). An eligible employee shall become a "Participant" under this Plan upon the filing of the Subscription Agreement. All Subscription Agreements shall be dated and shall be effective as of the Subscription Date. For the purposes of "this Plan, "Subscription Date" shall mean not less than 14 days nor more than 30 days following each "Offering Date" (or if that date is a Saturday, Sunday or legal holiday, then the next succeeding business day).

6.     Method of Purchase and Price Date

          (a)   A Participant shall pay for the shares of Common Stock subscribed for in his or her Subscription Agreement by either of the following methods:

            (i)    By electing to authorize payroll deductions for the purchase price of the shares, to be made beginning with the first pay period following the Subscription Date and ending with the last pay period that ends on a day preceding or coinciding with the Price Date; or

            (ii)   By electing to make, on or before 10 days prior to the Price Date, a lump- sum payment for the purchase price of the shares.

          (b)   Each offering shall be for a specified period of time to be fixed by the Committee on the Offering Date and shall be for no less than six months' duration. The last day ("Price Date") of such period shall be the date the Participant shall become entitled to purchase such number of whole shares of Common Stock as the Participant's accumulated payroll deductions or lump-sum deposits during the offering period will purchase, at a price equal to (i) 85% of the fair market value of shares of Common Stock on the Price Date or (ii) 85% of the fair market value of shares of Common Stock on the Subscription Date, whichever is less. The "fair market" value shall be the closing bid price of such shares on such date as reported on NASDAQ or the last sales price of such shares on such date on any stock exchange on which such shares are traded; and if there is no such sale on that date, the last bid price prior thereto at which such sales were quoted on NASDAQ or the last sales price prior thereto at which such shares were traded on any stock exchange.

2

          (c)   The number of shares which may be purchased by any Participant on the Price Date shall not exceed the lesser of the following:

            (i)    The number of shares of Common Stock determined by dividing $25,000 by the fair market value of the Common Stock on the Subscription Date; or

            (ii)   The number of shares of Common Stock that could be purchased on the Price Date if this Section 6 (c) did not otherwise apply and if the Participant's accumulated payroll deductions or lump-sum payments during the offering period were in an aggregate amount equal to 5% of the Participant's Compensation received during the immediately preceding calendar year. The salary and/or wages component of the Participant's Compensation shall be annualized if the Participant was not employed the Company for the entire preceding calendar year.

7.     Participants' Accounts

        There shall be maintained by the Company individual accounts for each Participant. All payroll deductions or lump-sum payments of a Participant shall be credited to his or her account under the Plan. A Participant may discontinue participation in the Plan as provided in Section 11, but no other change may be made between the Subscription Date and the Price Date, and, specifically, a Participant may not alter the rate of his or her payroll deductions for that Offering.

8.     Granting of Option

        On the date when a Participant executes and delivers a Subscription Agreement to the Company, he shall be granted an option for as many estimated full shares of Common Stock as are purchasable with the authorized payroll deductions to be credited to his or her account beginning on the Subscription Date and ending on the Price Date, or with the lump-sum payment to be made by the Participant. Notwithstanding anything herein to the contrary, the Committee will have the right, on a uniform and nondiscriminatory basis, to establish a maximum limit for the number of shares which a Participant may purchase under any given offering under this Plan, which limit shall be expressed in a dollar amount. In no event shall such limit on the purchase of shares exceed the limits otherwise provided in Section 6(c).

9.     Exercise of Option

          (a)   Unless a Participant gives express written notice to the Committee as hereinafter provided, the Participant's option for the purchase of shares of Common Stock will be exercised automatically on the Price Date for the purchase of the number of full shares of Common Stock which the payroll deductions or deposits in his or her account will purchase.

          (b)   By written notice to the Committee at any time prior to a Price Date, a Participant who has paid for the option by payroll deductions pursuant to subsection 6(a)(i) or by payment of a lump-sum payment pursuant to subsection 6(a)(ii), may elect, effective at the Price Date, to exercise a portion of his or her option for a specified number of full shares of Common Stock less than the number of full shares of Common Stock which the accumulated payroll deductions or lump-sum deposits in the Participant's account will purchase, the difference to be refunded without interest.

10.   Delivery

        As promptly as practicable after the termination of each Offering, the Company will deliver to each Participant, as appropriate, either the shares of Common Stock purchased upon the exercise of his or her option together with a cash payment equal to the balance, without interest, of any payments credited to the Participant's account during such

3

Offering which was not used for the purchase of shares of Common Stock or a cash payment equal to the entire balance credited to his or her account during such Offering, without interest, where the Participant has withdrawn his or her subscription in accordance with Section 11.

11.   Withdrawal

          (a)   A Participant may withdraw any sums credited to his or her account at any time prior to a Price Date by giving written notice to the Committee. All of the Participant's lump-sum deposits and payroll deductions credited to his or her account will be paid promptly after receipt of notice of withdrawal, without interest, and no further payroll deductions will be made from the Participant's pay except in accordance with a new Subscription Agreement filed in accordance with Section 5.

          (b)   A Participant's withdrawal will not have any effect upon his or her eligibility to participate in a succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

12.   Common Stock

          (a)   If the total number of shares of Common Stock for which options are to be granted on any date in accordance with Section 8 exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which options have been exercised) the Committee shall make a pro rata allocation of the shares of Common Stock remaining available in a uniform and non-discriminatory manner. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Committee shall give written notice of such reduction to each affected Participant.

          (b)   Each Participant will have no interest in shares of Common Stock covered by his or her Subscription Agreement until the shares are delivered to the Participant.

          (c)   Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs, by written notice to the Committee prior to the Price Date, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

          (d)   The shares of Common Stock delivered to a Participant under the Plan may not be sold for a period of one year following the Price Date except in the event of the Participant's financial hardship as determined by the Committee and may not be transferred for one year following the Price Date except in the event of the Participant's death. The certificates representing the shares of Common Stock delivered to the Participant shall carry an appropriate legend to the foregoing effect. The shares of Common Stock delivered to the Participant shall be forfeited to the Company in the event of any failure to comply with the restrictions contained in this paragraph.

13.   Administration

        The Plan shall be administered under the direction of a Committee appointed by the Board of Directors of Andrew Corporation consisting of three or more persons. The Committee shall have the sole and complete authority to (a) determine Offering Dates, (b) determine the number of shares of Common Stock to be subject to an Offering under the Plan, (c) determine the terms and conditions on which an Offering shall be made under the Plan, (d) prescribe the forms and terms of instruments for Participants' Common Stock subscriptions and beneficiary designations and (e) establish from time to time regulations for the administration of the Plan, interpret the Plan and make all determinations necessary or advisable for the administration of the Plan, all subject to its express limitations and other provisions.

4

14.   Destination of Beneficiary

        A Participant may file a written designation of a beneficiary or beneficiaries who are to receive any of the benefits under this Plan in the form of shares of Common Stock and/or cash in the event of such Participant's death, whether before or after exercise of his or her options and prior to delivery of such benefits. Such designation of beneficiary or beneficiaries may be changed by the Participant at any time by written notice. Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence at the Participant's death of a beneficiary validly designated by the Participant, the Committee shall deliver such benefits to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Committee shall deliver such benefits to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Committee), the Committee, in its discretion, may deliver such benefits to the spouse or to anyone or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate. No designated beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in such benefits credited to the Participant under the Plan.

15.   Transferability

        Neither sums credited to the Participant's account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise hypothecated or disposed of in any way by the Participant other than by will and the laws of descent and distribution. Any such attempted assignment, transfer, pledge or any other hypothecation or disposition shall be without effect except that the Committee may treat such act as an election to withdraw funds in accordance with Section 11.

16.   Accounts

        Any payroll deductions or lump-sum deposits received by the Committee shall be reflected in book entries maintained by the Company, which accounts shall be kept in accordance with generally accepted accounting principles; separate accounts shall be maintained for each Participant reflecting his or her currently accrued payroll deductions or lump-sum deposits under any then existing Offering.

17.   Termination or Amendment

        The Board of Directors of Andrew Corporation may at any time terminate or amend the Plan. No such termination shall affect options previously granted and exercised, nor shall an amendment make any change in any option theretofore granted which would adversely affect the rights of any Participant. Moreover, no amendment shall be made without prior approval of the shareholders of Andrew Corporation if such amendment would:

          (a)   Require the sale of more shares of Common Stock than are authorized under Section 4 of the Plan;

          (b)   Change the class of employees eligible to participate in the Plan;

          (c)   Withdraw the direction of the administration of the Plan from the Committee;

          (d)   Permit payroll deductions or lump-sum deposits at a rate in excess of 10% of a Participant's Compensation received during the period between the Subscription Date and the Price Date; or

          e)    Permit purchase of Common Stock by the Participant at a price lower than 85% of the fair market value at the Subscription Date or the Price Date.

5

18.   Notice

        All notices or other communications by a Participant to the Committee under or in connection with the Plan shall be deemed to have been duly given when received by the Committee or when received in the form specified by the Committee at the location, or by the person, subsequently designated by the Committee for the receipt thereof as given in the applicable Subscription Agreement.

19.   Effect of Termination of Employment

        If a Participant ceases to be employed by the Company for any reason other than death, the Participant shall be permitted within a period of three months next succeeding such cessation of employment, and in no event after the Price Date, to exercise his or her option. In the event an option expires without having been first exercised, or is barred from exercise, all funds credited to a Participant's account shall be refunded without interest.

20.   Effective Date and Term of the Plan

        The 1994 Andrew Employee Stock Purchase Plan was approved by the stockholders of the Company at the annual meeting on February 2, 1994. This Amended and Restated Andrew Employee Stock Purchase Plan, which is a continuation of the 1994 Andrew Employee Stock Purchase Plan, was adopted by the Board of Directors on November 12, 1998 and will continue in effect through February 1, 2009, unless sooner terminated.

21.   Right of Personal Representative to Purchase Shares

        In the event of the death of a Participant while in the employ of the Company prior to the Price Date, and while an option remains outstanding and unexercised, the Participant's beneficiary (or the personal representative of such Participant if such beneficiary has predeceased the Participant and no alternate beneficiary has been designated by the Participant) shall be entitled to purchase so much of the Common Stock as the Participant shall have subscribed to purchase under his or her Subscription Agreement, and shall be entitled to make a lump-sum payment (giving credit for prior payroll deductions withheld or other deposits made for such purposes) for such Common Stock within three months after the death of such Participant, by providing written notice to the Committee requesting exercise of such option and making such payment in cash. The Committee reserves the right to require evidence satisfactory to it as evidence of the beneficiary's or personal representative's status as such with regard to the former Participant.

22.   Loan

        The Company shall not, either directly or indirectly, lend money to any person for the purpose of assisting such person to acquire shares of Common Stock issued upon the exercise of any option granted under the Plan.

23.   Use of Proceeds

        Proceeds from the sale of Common Stock pursuant to the options granted under this Plan shall constitute general funds of Andrew Corporation.

6

24.   Non-Exclusivity of the Plan

        Neither the adoption of this Plan by the Board of Directors of Andrew Corporation nor the submission of the Plan to the shareholders of Andrew Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors of Andrew Corporation to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options otherwise than under this Plan, and such other incentive arrangements may be either generally applicable or applicable only in specific cases.

25.   Non-Interference With Employment Relationship

        This Plan, and the options granted pursuant to it, shall not confer upon any employee who is a Participant any right with respect to continuation of employment by the Company, and neither the Plan nor any such option shall interfere in any way with the Participant's or the Company's right to terminate the Participant's employment at any time.

7

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A
To elect eleven Directors for the ensuing year.

1.
The Board of Directors recommends a vote FOR each of the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01—J. G. Bollinger	☐	☐	05—J. D. Fluno	☐	☐	09—G. A. Poch	☐	☐
02—P. W. Colburn	☐	☐	06—W. O. Hunt	☐	☐	10—G. O. Toney	☐	☐
03—T. A. Donahoe	☐	☐	07—C. R. Nicholas	☐	☐	11—D. L. Whipple	☐	☐
04—R. E. Faison	☐	☐	08—R. G. Paul	☐	☐
B
Issues

The Board of Directors recommends a vote FOR each of the following proposals.

		For	Against	Abstain

2. To increase the number of shares of common stock		☐	☐	☐	4.	In their discretion, the proxies are authorized to vote upon
	available for issuance under the Andrew Corporation Employee Stock Purchase Plan by 1,700,000.					such other business as may properly come before the meeting.
3.	To ratify the appointment of Ernst & Young as independent public auditors for fiscal year 2004.	☐	☐	☐

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided below. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

		/ /

☐	1 U P X H H H P P P P	002824	+
00AZ3D

Proxy—Andrew Corporation

Proxy Solicited on Behalf of the Board of Directors

February 10, 2004

The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Riverway Auditorium, 6133 North River Road, Rosemont, Illinois at 10:00 A.M., Tuesday, February 10, 2004 and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please sign and date this card on the reverse side.)

Dear Stockholder:

Below are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Andrew Corporation

Internet and Telephone Voting Instructions

Now you can vote by telephone OR Internet!    Quick!    Easy!    Immediate!    Available 24 Hours a day!    7 days a week!
ANDREW CORPORATION encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the name proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-222-5703 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
C0123456789		12345

If you vote by telephone or the Internet, DO NOT mail back the proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on February 10, 2004.
THANK YOU FOR VOTING

    00AZ4D

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A    To elect eleven Directors for the ensuing year.

1.
The Board of Directors recommends a vote FOR each of the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01—J. G. Bollinger	☐	☐	05—J. D. Fluno	☐	☐	09—G. A. Poch	☐	☐
02—P. W. Colburn	☐	☐	06—W. O. Hunt	☐	☐	10—G. O. Toney	☐	☐
03—T. A. Donahoe	☐	☐	07—C. R. Nicholas	☐	☐	11—D. L. Whipple	☐	☐
04—R. E. Faison	☐	☐	08—R. G. Paul	☐	☐
B
Issues

The Board of Directors recommends a vote FOR each of the following proposals.

		For	Against	Abstain

2. To increase the number of shares of common stock		☐	☐	☐	4.	In their discretion, the proxies are authorized to vote upon
	available for issuance under the Andrew Corporation Employee Stock Purchase Plan by 1,700,000.					such other business as may properly come before the meeting.
3.	To ratify the appointment of Ernst & Young as independent public auditors for fiscal year 2004.	☐	☐	☐

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided below. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

		/ /

☐	1 U P X H H H P P P P	0028242	+
00AZ5E

Proxy—Andrew Corporation

Proxy Solicited on Behalf of the Board of Directors

February 10, 2004

The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Riverway Auditorium, 6133 North River Road, Rosemont, Illinois at 10:00 A.M., Tuesday, February 10, 2004 and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please sign and date this card on the reverse side.)

00AZ6D